Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 04:11 PM 12/29/2011 FILED 03:57 PM 12/29/2011 SRV 111351911 – 0923632 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Morgan Stanley, and the name of the corporation being merged into this surviving corporation is MSDW Credit Products Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Morgan Stanley a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on December 29, 2011.

SIXTH: The Agreement of Merger is on file at c/o Morgan Stanley, 1585 Broadway, New York, New York, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 29th day of December, A.D., 2011.

By:
Authorized Officer

Name:	Aaron Guth
Print or Type

Title:	Assistant Secretary